First Virtual Communications Announces Second Quarter Results
July 29, 2003

Exhibit 99.1

Press Release

CONTACT:	CONTACT:
Truman Cole	Julia Schloss
Chief Financial Officer	Investor Relations
650.801.6500	650.801.6500
tcole@fvc.com	jschloss@fvc.com

FOR IMMEDIATE RELEASE

First Virtual Communications Announces Second Quarter Results

     Redwood City, California - July 29, 2003 — First Virtual Communications, Inc. (Nasdaq: FVCX), a premier provider of rich media web conferencing and collaboration solutions, today announced that revenue for the quarter ended June 30, 2003 was $5.9 million and the net loss for the quarter was $2.9 million, or $0.36 per share.

     Compared to the second quarter of 2002, revenue declined by $750,000, primarily the result of lower sales of the Company’s legacy ATM products, offset in part by increased revenue from the Company’s family of Click to Meet™ rich media web conferencing products. The net loss was lower than the same quarter of last year by approximately $1.6 million, primarily due to the improvement in gross margins in the current quarter, offset in part by the lower revenue. Operating expenses in the current period included $838,000 of non-recurring charges related to the relocation of the Company’s California office from Santa Clara to Redwood City and the discontinuation of the Company’s product development center in India. The loss per share of $0.36 in the current quarter compared to $0.59 per share in the second quarter of 2002. The per share figures have been adjusted to reflect the 1:5 reverse split of the Company’s common stock implemented by the Company on June 27, 2003.

     Compared to the first quarter of 2003, the Company reported a 10% increase in revenue, primarily due to higher sales of support services. The net loss for the quarter was higher than the loss reported in the first quarter of 2003 by $751,000, due to higher expenses, primarily consisting of non-recurring charges, partially offset by the impact of the increased revenue.

     “During the quarter we demonstrated real progress in executing on our principal short term objectives — spending containment and revenue growth,” said Jonathan Morgan, president and chief executive officer. “We completed two cost reduction actions that will

First Virtual Communications Announces Second Quarter Results
July 29, 2003

result in more than $1.4 million in annual savings, while at the same time we were able to show some nice sequential growth in our top line.”

     In June the Company borrowed $3 million from its bank pursuant to an existing term loan facility. The loan carries a variable interest rate and will be repaid over three years.

     Management will discuss the Company’s first quarter financial results during its quarterly conference call for investors at 5:00 p.m., EDT today. To participate, please call (877) 715-5321 at least five minutes prior to the start of the call. A live simulcast and replay of the conference call will be available through First Virtual Communications at www.fvc.com. If you are unable to participate on the call, a replay will be available through August 5, 2003 by dialing (877) 519-4471 for domestic callers and (973) 341-3080 for international callers, passcode 3866070.

- more -

About First Virtual Communications

First Virtual Communications is a premier provider of rich media web conferencing and communications solutions. The Company’s award-winning Click to Meet™ product line is enterprise-class software that enables corporate, education, healthcare and government customers worldwide to present, share, sell, train, and collaborate. Click to Meet integrates the user’s choice of data, audio and multipoint interactive video into existing work environments and into everyday communication tools such as instant messaging, web browsing and e-mail. Click to Meet software solutions are widely deployed in over 1,500 customer locations and excel in challenging environments such as military intelligence, emergency response, disaster recovery, corporate training and geographically dispersed tele-working locations, among others. Headquartered in Redwood City, California, First Virtual Communications has operations in France, United Kingdom, Japan and China. More information about First Virtual Communications can be found at www.fvc.com or by calling 1-800-728-6337 or +1-650-801-6500 outside of North America.

Cautionary Statement

Except for the historical information contained herein, this news release contains forward-looking statements, including, without limitation, statements containing the words, “believes,’’ “anticipates,’’ “expects’’ and words of similar import. Such forward-looking statements have known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: the success of and timely release of Click to MeetTM  products, the continued increase in sales of the Company’s Click to MeetTM  and Conference Server products, the Company’s ability to continue to contain spending and increase revenues, the Company’s variability of operating results, market acceptance of rich media and Web conferencing technology, potential inability to maintain business relationships with integrators, distributors and suppliers, rapid technological changes, competition and consolidation in the Web conferencing industry, the importance of attracting and retaining personnel, and other risk factors referenced in the Company’s public filings with the Securities and Exchange Commission, including the Company’s report on Form 10-Q for the three months ended March 31, 2003.

All trademarks are recognized.

- Financial Tables Follow -

First Virtual Communications Announces Second Quarter Results
July 29, 2003

First Virtual Communications, Inc.
Condensed Consolidated Balance Sheets
(in thousands; unaudited)

	June 30,	December 31,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$6,076	$8,352
Short-term investments	76	83
Accounts receivable	4,107	4,080
Inventory	78	613
Prepaids and other current assets	962	406

Total current assets	11,299	13,534
Property and equipment, net	1,311	2,197
Other assets	249	293
Intangible assets, net	3,529	3,736

	$16,388	$19,760

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	1,045	1,192
Current portion of long-term debt	1,000	—
Accrued liabilities	4,448	5,139
Deferred revenue	5,983	6,656

Total current liabilities	12,476	12,987
Long-term debt, net of current portion	2,000	—
Stockholders’ equity:
Common stock	40	40
Additional paid-in capital	118,742	118,531
Accumulated other comprehensive income (loss)	(263)	(210)
Accumulated deficit	(116,607)	(111,588)

Total stockholders’ equity	1,912	6,773

	$16,388	$19,760

First Virtual Communications Announces Second Quarter Results
July 29, 2003

First Virtual Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data; unaudited)

	Three months ended		Six months ended
	June 30,		June 30,

	2003	2002	2003	2002

Revenue	$5,894	$6,644	$11,271	$13,245
Cost of revenue	991	3,653	1,822	5,001

Gross profit	4,903	2,991	9,449	8,244

Operating expense:
Research and development	2,395	2,431	4,882	5,188
Sales and marketing	2,778	2,375	5,371	4,290
General and administrative	1,743	2,777	3,370	5,061
Other Non-recurring charges	838	—	838	—

Total operating expense	7,754	7,583	14,461	14,539

Operating loss	(2,851)	(4,592)	(5,012)	(6,295)
Other income (expense), net	(34)	48	(7)	92
Minority interest in consolidated subsidiary	—	32	—	17

Net loss	$(2,885)	$(4,512)	$(5,019)	$(6,186)

Basic and diluted net loss per share	$(0.36)	$(0.59)	$(0.62)	$(0.85)
Shares used in computing basic and diluted net loss per share	8,107	7,689	8,102	7,253